Exhibit 99.1

Joint Filing Agreement
This will confirm the agreement by and between the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the shares of Common Stock, par value $0.001 per share, of Green Technology Solutions, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of December 17, 2010

By:	/s/ Juergen Krause
Juergen Krause

Paradigm Capital Corporation

By:	/s/ Juergen Krause
Name: Juergen Krause
Title: Sole Shareholder